EXHIBIT 23



     We consent to incorporation by reference in the Registration Statement on Form S-8 of Control Data Systems, Inc. of our report dated January 25, 1996, relating to the consolidated balance sheets of Control Data Systems, Inc. as of December 31, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the 1995 annual report on Form 10-K of Control Data Systems, Inc.



                                              KPMG Peat Marwick LLP



Minneapolis, Minnesota
May 17, 1996